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                                                                  EXHIBIT 11.1

                                 CARTER HAWLEY HALE STORES, INC.

                                COMPUTATION OF EARNINGS PER SHARE
                              (In thousands, except per share data)

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                                                           Thirteen          Thirteen
                                                          Weeks Ended       Weeks Ended
                                                         April 30, 1994     May 1, 1993
                                                         --------------     -----------
Net loss used to compute earnings
  per common share . . . . . . . . . . . . . . . . . . . .  $(17,960)        $(10,359)
                                                            ---------        ---------
                                                            ---------        ---------

Weighted average number of common shares
  outstanding during this period (1) . . . . . . . . . . .    46,826           35,200
                                                            ---------        ---------
                                                            ---------        ---------

Loss per common share. . . . . . . . . . . . . . . . . . .  $   (.38)        $   (.29)
                                                            ---------        ---------
                                                            ---------        ---------

- - -----------
(1) The weighted average number of shares outstanding reflects all shares of Common Stock expected to be issued in accordance with the POR as if they had been issued on the Emergence Date.

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